SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G

          INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
           UNDER THE SECURITIES EXCHANGE ACT OF 1934 (the "Act")


                       Rochester Medical Corporation
        ------------------------------------------------------------
                              (Name of Issuer)


                      Common Stock, without par value
        ------------------------------------------------------------
                      (Title of Class and Securities)


                                771497-10-4
        ------------------------------------------------------------
                               (CUSIP Number)




CUSIP # 771497-10-4                       Schedule 13G

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     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Vector Securities International, Inc.
                 36-3565040
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     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  ( )
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware
-----------------------------------------------------------------------------
                           (5)  SOLE VOTING POWER
           NUMBER OF            0
            SHARES          -------------------------------------------------
         BENEFICIALLY      (6)  SHARED VOTING POWER
           OWNED BY             276,415
             EACH          --------------------------------------------------
           REPORTING       (7)  SOLE DISPOSITIVE POWER
            PERSON              0
             WITH          --------------------------------------------------
                           (8)  SHARED DISPOSITIVE POWER
                                276,415
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          276,415
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES* ( )

-----------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.2% (See response to Item 4).

-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON*

                  BD
-----------------------------------------------------------------------------





CUSIP # 771497-10-4                       Schedule 13G

-----------------------------------------------------------------------------
     (1)  NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            D. Theodore Berghorst
-----------------------------------------------------------------------------
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                           (a)  ( )
                                                           (b)  ( )
-----------------------------------------------------------------------------
     (3)  SEC USE ONLY

-----------------------------------------------------------------------------
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States Citizen
-----------------------------------------------------------------------------
                           (5)   SOLE VOTING POWER
           NUMBER OF             30,000
            SHARES         --------------------------------------------------
         BENEFICIALLY      (6)   SHARED VOTING POWER
           OWNED BY              276,415
             EACH          --------------------------------------------------
           REPORTING       (7)  SOLE DISPOSITIVE POWER
            PERSON              30,000
             WITH          --------------------------------------------------
                           (8)  SHARED DISPOSITIVE POWER
                                276,415
-----------------------------------------------------------------------------
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      306,415
-----------------------------------------------------------------------------
     (10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES* ( )
-----------------------------------------------------------------------------
     (11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.8% (See
          response to Item 4).
-----------------------------------------------------------------------------
     (12) TYPE OF REPORTING PERSON*

                  IN
-----------------------------------------------------------------------------




CUSIP # 771497-10-4                       Schedule 13G

      Item 1(a).  Name of Issuer:

                  Rochester Medical Corporation

      Item 1(b).  Address of Issuer's Principal Executive Offices:

                  One Rochester Medical Drive
                  Stewartville, Minnesota  55976

      Item 2(a).  Name of Persons Filing:
      Item 2(b).  Address of Principal Business Office or, if None,
                  Residence:
      Item 2(c).  Citizenship:

                  This Statement is filed by the following person (the "Reporting Person"):

                            Vector Securities International, Inc.
                            1751 Lake Cook Road
                            Deerfield, Illinois 60015
                            (Delaware Corporation)

                            D. Theodore Berghorst
                            Chairman and Chief Executive Officer
                            Vector Securities International, Inc.
                            1751 Lake Cook Road
                            Deerfield, Illinois 60015
                            (United States Citizen)

      Item 2(d).  Title of Class of Securities:

                  Common Stock, without par value ("Common Stock")

      Item 2(e).  CUSIP Number:

                  771497-10-4

      Item 3. If this statement is filed pursuant to Rule 13d- 1(b), or 13d-2(b), check whether the person filing is a:

                  (a)   [X]  Broker or dealer registered under Section
                        15 of the Act,

                              Vector Securities International, Inc.

                  (b)   [ ] Bank as defined in Section 3(a)(6) of the
                        Act,

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

                  (d)   [ ] Investment Company registered under
                        Section 8 of the Investment Company Act,

                  (e)   [ ]  Investment Adviser registered under
                        Section 203 of the Investment Advisers Act of
                        1940,

                  (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),

                  (g) [X] Parent Holding Company, in accordance with Rule 13d-1(b)(1)(ii)(G); see Item 7,

                              Mr. Berghorst, Chairman and Chief
                              Executive Officer of Vector Securities
                              International, Inc. (individual who may be deemed to control Vector Securities
                              International, Inc.)

                  (h)   [ ] Group, in accordance with Rule 13d-
                        1(b)(1)(ii)(H).

      Item 4.     Ownership.

                  As of December 31, 1998, the Reporting Person beneficially owned in the aggregate more than five percent of the outstanding Common Stock as follows:

                  Vector Securities International, Inc.

                  (a)   Amount beneficially owned:  276,415

                  (b)   Percent of class:  5.2%*

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to
                              direct the vote:

                              0

                        (ii)  Shared power to vote or to direct the vote:
                              276,415

                        (iii) Sole power to dispose or to direct the
                              disposition of:  0

                        (iv) Shared power to dispose or to direct the disposition of: 276,415

                  D. Theodore Berghorst

                  (a)   Amount beneficially owned:  306,415

-------------
  * Percentages based on 5,321,000 shares of the Issuer's Common Stock outstanding as of December 4, 1998, according to the Issuer's report on Form 10-K for the fiscal year ended
        September 30, 1998.

                  (b)   Percent of class:  5.8%**

                  (c)   Number of shares as to which such person has:

                        (i)   Sole power to vote or to
                              direct the vote:
                              30,000

                        (ii)  Shared power to vote or to direct the vote:
                              276,415

                        (iii) Sole power to dispose or to direct the
                              disposition of:  30,000

                        (iv) Shared power to dispose or to direct the disposition of: 276,415

      Item 5.     Ownership of Five Percent or Less of a Class.

                        N/A

      Item 6.     Ownership of More than Five Percent on Behalf of
                  Another Person.

                        N/A

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                        See Item 3a. No Common Stock is held directly by D. Theodore Berghorst, an individual who may be deemed to control Vector Securities International, Inc.

      Item 8.     Identification and Classification of Members of the
                  Group.

                        N/A

      Item 9.     Notice of Dissolution of Group.

                        N/A

---------------
  ** Percentages based on 5,321,000 shares of the Issuer's Common Stock outstanding as of December 4, 1998, according to the Issuer's report on Form 10-K for the fiscal year ended
        September 30, 1998.

      Item 10.    Certification.

                  "By signing below the undersigned certifies that, to the best of his or its knowledge and belief, the securities referred to above were acquired in the ordinary course of its over-the- counter market-making business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."



                                      SIGNATURE

            After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  February 15, 1999


                                 VECTOR SECURITIES INTERNATIONAL, INC.


                                 By: /s/ D. Theodore Berghorst
                                     ------------------------------------
                                     Name:  D. Theodore Berghorst
                                     Title: Chairman and Chief Executive
                                            Officer

                                 D. THEODORE BERGHORST


                                 By:  /s/ D. Theodore Berghorst
                                      ----------------------------------
                                     Name:  D. Theodore Berghorst
                                     Title: Chairman and Chief Executive
                                            Officer




                                 Exhibit A


            The undersigned persons hereby agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Rochester Medical Corporation on February 15, 1999.


                                 VECTOR SECURITIES INTERNATIONAL, INC.


                                 By: /s/ D. Theodore Berghorst
                                     ------------------------------------
                                     Name:  D. Theodore Berghorst
                                     Title: Chairman and Chief Executive
                                            Officer

                                 D. THEODORE BERGHORST


                                 By:  /s/ D. Theodore Berghorst
                                      ----------------------------------
                                     Name:  D. Theodore Berghorst
                                     Title: Chairman and Chief Executive
                                            Officer